Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
January 30, 2019	President and CEO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED NET INCOME AND EARNINGS PER SHARE

FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2018

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $685 thousand or $0.38 per diluted share, for the three months ended December 31, 2018 as compared to $396 thousand or $0.22 per diluted share for the same period in 2017. The $289 thousand or 73% increase in net income during the three months ended December 31, 2018 was primarily attributable to a $145 thousand increase in net interest income and a $163 thousand decrease in income tax expense, which were partially offset by an $8 thousand increase in the provision for loan losses, a $14 thousand decrease in non-interest income and a $3 thousand decline in non-interest expense. The increase in net interest income during the three months ended December 31, 2018 was attributable to a $676 thousand increase in interest income primarily due to higher average yields on investment and mortgage-backed securities, and higher average balances and yields on the loan portfolio when compared to the same period in 2017. The increase in interest income was partially offset by a $531 thousand increase in interest expense. The increase in interest expense was primarily attributable to higher average yields on FHLB short-term borrowings due to higher market interest rates when compared to the same period in 2017. The decrease in income tax expense for the quarter ended December 31, 2018 reflects the absence of $133 thousand additional federal income tax expense recorded in December 2017 as a result of a write down of the Company’s net deferred tax assets pursuant to the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”) and the reduced federal income tax rate in 2018 when compared to the same period in 2017. The decrease in non-interest income was primarily the result of lower service charges on deposits and lower ATM fee income when compared to the same period in 2017. The decrease in non-interest expense was primarily attributable to lower correspondent bank service charges when compared to the same period in 2017. The increase in the provision for loan losses was primarily attributable to an increase in outstanding loan balances when compared to the same period in 2017.

Net income for the six months ended December 31, 2018 totaled $1.4 million or $0.80 per diluted share, as compared to $898 thousand or $0.49 per diluted share for the same period in 2017. The $534 thousand or 59% increase in net income during the six months ended December 31, 2018 was primarily attributable to a $364 thousand increase in net interest income and a $216 thousand decrease in income tax expense which was partially offset by a $21 thousand increase in the provision for loan losses, a $19 thousand decrease in non-interest income and an increase in non-interest expense of $6 thousand, when compared to the same period in 2017. The increase in net interest income during the six months ended December 31, 2018 was attributable to a $1.3 million increase in interest income, which was partially offset by a $918 thousand increase in interest expense. The increase in interest income was primarily the result of higher average yields on investment and mortgage-backed securities, FHLB stock and loans, and higher average balances of loans outstanding, when compared to the same period in 2017. The increase in interest expense was primarily attributable to higher rates paid on FHLB advances and time deposits which were partially offset by lower average balances of FHLB short-term advances during the six months ended December 31, 2018, when compared to the same period of 2017. For the six month period ended December 31,

2018, interest expense on FHLB borrowings and time deposits reflected higher market interest rates when compared to the same period of 2017. The decrease in income tax expense for the six months ended December 31, 2018 was primarily the result of the absence of an additional $133 thousand federal income tax expense during the six months ended December 31, 2017 due to the write down of the Company’s net deferred tax assets associated with the TCJA and lower tax rates, which were partially offset by higher levels of taxable income, when compared to the same period in 2017. The increase in the provision for loan losses was primarily attributable to an increase in outstanding development loan balances.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. The Savings Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	December 31, 2018 (Unaudited)	June 30, 2018 (Unaudited)
Total assets	$348,982	$352,288
Cash and Cash Equivalents	3,628	2,441
Certificates of Deposits	1,346	350
Investment securities available-for-sale	127,514	128,811
Investment securities held-to-maturity	3,995	6,181
Mortgage-backed securities held-to-maturity	109,922	115,857
Net loans receivable	88,405	84,675
Deposits	143,245	145,023
FHLB advances: long-term, fixed-rate	15,000	—
FHLB advances: long-term, variable-rate	85,000	—
FHLB advances: short-term	70,067	171,403
Equity	33,387	34,017
Book value per share – Common Equity	17.18	17.27
Book value per share – Tier I Equity	18.04	17.37
Annualized Return on average assets	0.82%	0.60%
Annualized Return on average equity	8.39%	6.31%
Tier I leverage ratio	10.04%	9.65%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended December 31, (Unaudited)		Six Months Ended December 31, (Unaudited)
	2018	2017	2018	2017
Interest income	$2,943	$2,267	$5,774	$4,492
Interest expense	1,208	677	2,239	1,321

Net interest income	1,735	1,590	3,535	3,171
Provision for loan losses	14	6	33	12

Net interest income after provision for loan losses	1,721	1,584	3,502	3,159
Non-interest income	110	124	220	239
Non-interest expense	954	957	1,855	1,849

Income before income tax expense	877	751	1,867	1,549
Income taxes	192	355	435	651

NET INCOME	$685	$396	$1,432	$898

EARNINGS PER SHARE:
Basic	$0.38	$0.22	$0.80	$0.49
Diluted	$0.38	$0.22	$0.80	$0.49

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,782,091	1,826,580	1,787,573	1,825,729
Diluted	1,782,091	1,826,580	1,787,682	1,825,729